As filed with the Securities and Exchange Commission on March 10, 2023

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

NRG Energy, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	41-1724239
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

910 Louisiana Street

Houston, Texas 77002

(Address of Principal Executive Offices)(Zip Code)

Vivint Smart Home, Inc. 2020 Omnibus Incentive Plan

(Full title of the plan)

Christine A. Zoino

Vice President, Deputy General Counsel and Corporate Secretary

NRG Energy, Inc.
910 Louisiana Street

Houston, Texas 77002

(Name and address of agent for service)

(713) 537-3000

(Telephone number, including area code, of agent for service)

Copies to:

Thomas W. Christopher

Colin Diamond

White & Case LLP

1221 Avenue of the Americas

New York, New York 10020

Telephone: (212) 819-8200

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

NRG Energy, Inc., a Delaware corporation (“NRG” or the “Registrant”), is filing this registration statement on Form S-8 (this “Registration Statement”) to register up to 20,000,000 shares of its common stock, par value $0.01 per share (the “NRG Common Stock”), issuable pursuant to (i) outstanding restricted stock, restricted stock unit and performance-based vesting restricted stock unit awards granted under the Vivint Smart Home, Inc. 2020 Omnibus Incentive Plan (the “Vivint Plan”), which awards were assumed by NRG in connection with completion of the merger contemplated by the Agreement and Plan of Merger (the “Merger Agreement”), dated December 6, 2022, by and among NRG, Jetson Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of NRG (“Merger Sub”), and Vivint Smart Home, Inc., a Delaware corporation (“Vivint” and, such merger, the “Merger”), and (ii) awards to be granted after the date hereof under the Vivint Plan.

As a result of the Merger, in accordance with the terms of the Merger Agreement, NRG assumed certain Vivint restricted stock awards, restricted stock unit awards and performance-based vesting restricted stock unit awards that, in each case, were issued under the Vivint Plan and outstanding as of immediately prior to the effective time of the Merger (collectively, the “Vivint Awards”). The Vivint Awards were converted, in accordance with the terms of the Merger Agreement, into awards relating to NRG Common Stock. In addition, at the closing of the Merger, NRG assumed the Vivint Plan for the purpose of granting future equity awards relating to NRG Common Stock to employees who were employed by Vivint immediately prior to the effective time of the Merger.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.*

Item 2.	Registrant Information and Employee Plan Annual Information.*

*The information specified in Items 1 and 2 of Part I of Form S-8 is omitted from this Registration Statement in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”) and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I of this Registration Statement will be sent or given to each participant in the Vivint Plan as required by Rule 428(b) under the Securities Act. Such documents are not required to be and are not being filed with the U.S. Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents previously filed by the Registrant with the Commission under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference:

•	the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed with the SEC on February 23, 2023;

•	the Registrant’s Current Reports on Form 8-K filed with the Commission on February 15, 2023. February 16, 2023, March 1, 2023, March 2, 2023 and March 10, 2023

•	the description of the Registrant’s common stock contained in the Registrant’s registration statement on Form 8-A filed on December 10, 2003, as amended by Form 8-A/A filed on March 22, 2004.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Registration Statement, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in this Registration Statement or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained or incorporated by reference herein or in any subsequently filed document that is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Notwithstanding the foregoing, no information is incorporated by reference in this Registration Statement where such information under applicable forms and regulations of the SEC is not deemed to be “filed” under Section 18 of the Exchange Act or otherwise subject to the liabilities of that section, unless the report or filing containing such information indicates that the information therein is to be considered “filed” under the Exchange Act or is to be incorporated by reference in this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Subsection (a) of Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”) empowers a corporation to indemnify any person who was or is a party or who is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 145 further provides that to the extent a director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and the indemnification provided for by Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person’s heirs, executors and administrators. Section 145 also empowers the corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify such person against such liabilities under Section 145.

Section 102(b)(7) of the DGCL provides that a corporation’s certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders or monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.

The Amended and Restated Certificate of Incorporation of the Registrant, as amended, provides, to the fullest extent permitted by the DGCL and except as otherwise provided in its by-laws, no director of the Registrant shall be liable to it or its stockholders for monetary damages for breach of fiduciary duty owed to the Registrant or its stockholders and the Registrant shall indemnify its officers and directors. Furthermore, the Fourth Amended and Restated By-laws of the Registrant provide that each person who was or is made a party or is threatened to be made a party to or is otherwise involved (including involvement as a witness) in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director, officer or employee of the Registrant or a wholly owned subsidiary of the Registrant or, while a director or officer of the Registrant or a wholly owned subsidiary of the Registrant, is or was serving at the request of the Registrant or a wholly owned subsidiary of the Registrant as a director, officer, employee, partner, member, manager, trustee, fiduciary or agent of another corporation or of a partnership, joint venture, limited liability company, trust or other entity or enterprise, including service with respect to an employee benefit plan (an “indemnitee”), shall be indemnified and held harmless by the Registrant to the fullest extent authorized by the DGCL, against all expense, liability and loss (including attorneys’ fees, judgments, fines, excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith, and such indemnification shall continue as to an indemnitee who has ceased to be a director, officer, employee, partner, member, manager, trustee, fiduciary or agent and shall inure to the benefit of the indemnitee’s heirs, executors and administrators. This right of indemnification includes the Registrant’s obligation to provide an advance of expenses, although the indemnitee may be required to repay such an advance if there is a judicial determination that the indemnitee was not entitled to the indemnification.

The Sixth Amended and Restated By-laws of the Registrant also permits the Registrant to purchase and maintain insurance on its own behalf and on behalf of any other person who is or was a director, officer, employee or agent of the Registrant or a subsidiary of the Registrant or was serving at request of the Registrant or a subsidiary of the Registrant. The Registrant has purchased and maintains such insurance.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit No.	Description

4.1	Amended and Restated Certificate of Incorporation of NRG Energy, Inc. (incorporated herein by reference to Exhibit 3.1 to the Registrant's Quarterly Report on Form 10-Q (File No. 001-15891) filed with the Securities and Exchange Commission on May 3, 2012)

4.2	Certificate of Amendment to Certificate of Incorporation of NRG Energy, Inc. (incorporated herein by reference to Exhibit 3.1 to the Registrant's Current Report on Form 8-K (File No. 001-15891) filed with the Securities and Exchange Commission on December 14, 2012)

4.2	Sixth Amended and Restated By-Laws of NRG Energy, Inc. (incorporated by reference to Exhibit 3.2 the Registrant’s Current Report on Form 8-K (File No. 001-15891) filed with the Securities and Exchange Commission on December 2, 2022)

4.3	Vivint Smart Home, Inc. 2020 Omnibus Incentive Plan (incorporated by reference to Exhibit 4.4 to Vivint’s Post-Effective Amendment on Form S-8 to Registration Statement on Form S-4 (File No. 333-233911) filed with the Securities and Exchange Commission on March 24, 2020)

4.4	Form of Restricted Stock Unit Grant Notice and Restricted Stock Unit Award Agreement under the Vivint Smart Home, Inc. 2020 Omnibus Incentive Plan (2021 Time-Based Restricted Stock Units) (incorporated by reference to Exhibit 10.1 to Vivint’s Quarterly Report on Form 10-Q (File No. 001-38246) filed with the Securities and Exchange Commission on May 14, 2021)

4.5	Form of Restricted Stock Unit Grant Notice and Restricted Stock Unit Award Agreement under the Vivint Smart Home, Inc. 2020 Omnibus Incentive Plan (2021 Performance-Based Restricted Stock Units (incorporated by reference to Exhibit 10.2 to Vivint’s Quarterly Report on Form 10-Q (File No. 001-38246) filed with the Securities and Exchange Commission on May 14, 2021)

5.1	Opinion of White & Case LLP with respect to the legality of the common stock being registered*

23.1	Consent of KPMG LLP, independent registered accounting firm of the Registrant*

23.2	Consent of White & Case LLP (included in Exhibit 5.1 to this Registration Statement)*

24.1	Powers of Attorney (included on the signature page of this Registration Statement)*

107	Filing Fee Table*

*Filed herewith

Item 9.	Undertakings.

(a)	The undersigned registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

2.	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on March 10, 2023.

NRG ENERGY, INC.

By:	/s/ Mauricio Gutierrez

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each of the undersigned constitutes and appoints each of Brian E. Curci and Christine A. Zoino, each acting alone, their true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for such person and in their name, place and stead, in any and all capacities, to sign this Registration Statement on Form S-8 and all post-effective amendments thereto, of NRG Energy, Inc., and to file the same, with all exhibits thereto, and other document in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming that any such attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on March 10, 2023.

Signature	Title

/s/ Mauricio Gutierrez	President, Chief Executive Officer and Director
Mauricio Gutierrez	(Principal Executive Officer)

/s/ Alberto Fornaro	Chief Financial Officer
Alberto Fornaro	(Principal Financial Officer)

/s/ Emily Picarello	Corporate Controller
Emily Picarello	(Principal Accounting Officer)

/s/ Lawrence S. Coben	Chair of the Board
Lawrence S. Coben

/s/ E. Spencer Abraham	Director
E. Spencer Abraham

/s/ Antonio Carrillo	Director
Antonio Carrillo

/s/ Matthew Carter, Jr.	Director
Matthew Carter, Jr.

/s/ Heather Cox	Director
Heather Cox

/s/ Elisabeth B. Donohue	Director
Elisabeth B. Donohue

/s/ Paul W. Hobby	Director
Paul W. Hobby

/s/ Alexandra Pruner	Director
Alexandra Pruner

/s/ Anne C. Schaumburg	Director
Anne C. Schaumburg

/s/ Thomas H. Weidemeyer	Director
Thomas H. Weidemeyer